Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of May 7, 2009 (this “Agreement”), is entered into by and between Axsys Technologies, Inc., a Delaware corporation (the “Company”), and Stephen W. Bershad (the “Executive”).

WHEREAS, the Executive currently serves as Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company (“CEO”);

WHEREAS, the Company and the Executive have entered into an Employment Agreement, originally dated as of October 12, 2000 and most recently amended and restated as of December 22, 2008 (the “Prior Agreement”), that sets forth certain terms and conditions of the Executive’s employment as Chairman and CEO;

WHEREAS, the Company and the Executive have also entered into an Amended and Restated Severance Protection Agreement, dated as of December 22, 2008 (the “SPA”), that provides the Executive with certain benefits in the event the Executive’s employment with the Company is terminated as a result of, or in connection with, a Change in Control (as defined in Section 6 below); and

WHEREAS, the Company and the Executive desire to consolidate the terms of the Prior Agreement and the SPA into an amended and restated version of the Prior Agreement on the terms set forth herein, which shall replace and supersede the Prior Agreement and the SPA in their entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Employment Term.  The “Employment Term” shall continue as of December 22, 2008 (the “Effective Date”) and shall expire on the fifth anniversary of the termination of the Initial Period, unless earlier terminated as provided herein.

2.             Employment.

(a)           The Company agrees to employ the Executive and the Executive agrees to perform services as an employee of the Company during the Employment Term as described above.  During the Initial Period (and thereafter as the Company and the Executive may agree), the Executive shall be employed as Chairman and CEO.  For purposes of this Agreement, the “Initial Period” shall commence on the Effective Date and continue until, and end upon, the first anniversary of the Effective Date; provided, however, that on the calendar day immediately preceding the first anniversary of the Effective Date (the “Renewal Date”) and on each anniversary of the Renewal Date thereafter during the Employment Term (each such date, an “Extension Deadline”), the Initial Period shall automatically be extended for one additional year unless either (i)(A) the Company, acting through its Board, gives the Executive written notice not later than thirty (30) days prior to the applicable Extension Deadline or (B) the Executive gives the Company written notice not later than thirty (30) days prior to the applicable Extension

Deadline, that the Initial Period should not be so extended or (ii) the Employment Term has been earlier terminated in accordance with this Agreement.  Upon termination of the Initial Period and for the remainder of the Employment Term, the Executive shall be appointed and serve or continue to serve as Chairman.  As Chairman and/or CEO, the Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by him in accordance with past practice, including without limitation, the responsibility for determining the strategic direction of the Company and any entity, directly or indirectly, controlled by, controlling or under common control with the Company (“Affiliates”), and such other duties and responsibilities and/or any changes in the duties and responsibilities set forth above, as agreed to by the Executive and the Company from time to time.  In performing his duties hereunder, the Executive will report directly to the Board.

(b)           During the Initial Period, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such portion of his business time and attention to the business and affairs of the Company as may be necessary to fulfill his responsibilities hereunder; provided, however, that the Executive may (i) serve on corporate, civic or charitable boards or committees; (ii) manage personal investments; and (iii) deliver lectures and teach at educational institutions, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.  The parties acknowledge and agree that, during the Employment Term, the Executive may pursue other business interests and endeavors unrelated to the business and affairs of the Company and that, following the Initial Period, such other interests and endeavors may constitute a significant portion of the Executive’s business time and attention.

(c)           During the Employment Term, the Company shall provide the Executive with an appropriate office and administrative support at one of the Company’s offices, commensurate with the Executive’s status and position.  The Executive shall not be required to live at or near any of the offices of the Company.

3.             Compensation.  In consideration of the performance by the Executive of the Executive’s obligations during the Employment Term (including any services by the Executive as an officer, director, employee or member of any committee of any Affiliate of the Company, or otherwise on behalf of the Company), the Executive shall be compensated as follows:

(a)           Base Salary.  The Executive shall receive a base salary (the “Base Salary”) at an annual rate not less than the Executive’s rate of base salary immediately prior to the Effective Date.  The Base Salary shall be reviewed by the Board from time to time in its sole discretion.  The Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect.

(b)           Bonus.  For each fiscal year of the Company ending during the Employment Term, the Company shall provide the Executive with the opportunity to earn an annual incentive bonus based on performance goals determined by the Board at the beginning of such fiscal year.

(c)           Equity Awards.  The Executive shall participate in the Company’s Long-Term Stock Incentive Plan or any successor plan on terms and at such level as may be determined by the Board from time to time consistent with such plans.

(d)           Benefits.  The Executive shall be entitled to participate in any employee or executive benefit plans, policies or programs that are provided generally to senior executives of the Company as such plans, policies or programs may be in effect from time to time.

(e)           Expenses.  The Executive will be entitled to reimbursement of all reasonable business, travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred, and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f)            Taxes.  Subject to Section 7(d) and Annex A, the Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.

4.             Termination.  The Employment Term shall terminate upon the earliest to occur of any of the following events:

(a)           Mutual Agreement.  Termination by the mutual agreement of the Company and the Executive.

(b)           Expiration of Employment Term.  The sixth anniversary of the Effective Date (or such later date as determined in accordance with Section 1 and Section 2(a) or as may be agreed upon by the Board and the Executive).

(c)           Death.  The death of the Executive.

(d)           Disability.  The termination of the Executive’s employment by the Company for Disability.  For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 consecutive days, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of his duties; provided, however, that if the Company’s Long-Term Disability Plan, or any successor plan (the “Disability Plan”), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for long-term disability benefits under the Disability Plan (or similar benefits in the event of a successor plan).

(e)           By the Company for Cause.  The termination of the Executive’s employment by the Company for Cause.  For purposes of this Agreement, “Cause” shall mean that the Executive:

(i)            has been convicted of a felony (including a plea of nolo contendere); or

(ii)           intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness until such conditions result in a Disability or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform such duties; or

(iii)          intentionally engaged in illegal conduct or willful misconduct which is demonstrably and materially injurious to the Company.

For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The termination of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (ii) or (iii) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (ii) or (iii) above, and specifying the particulars thereof in detail.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination (as defined below) is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

(f)            By the Company Without Cause.  The termination of the Executive’s employment by the Company other than for Cause or Disability.

(g)           By the Executive for Good Reason.  The termination of the Executive’s employment by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions and the failure of the Company to remedy such condition(s) within thirty (30) days after receipt by the Company of written notice thereof from the Executive, which notice must be provided by the Executive to the Company within ninety (90) days of the initial existence of such condition(s):

(i)            a material diminution in the Executive’s authority, duties or responsibilities;

(ii)           a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board (or similar governing body);

(iii)          a material diminution in the Executive’s base compensation (as such term is used in Treasury Regulation § 1.409A-1(n)(2)(ii) or any successor provision);

(iv)          a material diminution in the budget over which the Executive retains authority;

(v)           the relocation of the offices of the Company or an Affiliate at which the Executive is principally employed to a location more than 50 miles from the location of such offices on the date hereof, or any other material change in the geographic location at which the Executive is based, except to the extent the Executive was not previously assigned to a principal location and except for required travel on the business of the Company or an Affiliate to an extent substantially consistent with the Executive’s business travel obligations on the date hereof; or

(vi)          any other action or inaction that constitutes a material breach by the Company or an Affiliate of the Agreement, including the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any Successors and Assigns as contemplated in Section 16 hereof.

(h)           By the Executive Without Good Reason.  Termination by the Executive without Good Reason.

5.             Compensation Upon Termination Prior to a Change in Control During the Initial Period or Following a Change in Control Period.

(a)           Death or Disability; By the Company for Cause; By the Executive without Good Reason; Mutual Agreement; Expiration of Employment Term.  If, at any time other than coincident with the occurrence of a Change in Control (as defined in Section 6) during the Initial Period or during a Change in Control Period (as defined in Section 6), the Employment Term is terminated by reason of the Executive’s death or Disability, by the Company for Cause, by the Executive without Good Reason, by mutual agreement of the parties, or by expiration of the Employment Term, the Company’s sole obligation hereunder shall be to pay the Executive or his estate, as the case may be, the Accrued Employment Compensation in a lump sum within thirty (30) days following the Employment Termination Date (defined below) (or, in the case of amounts described in clause (iii) of the following sentence, in accordance with the terms of the applicable plan, program or arrangement).  For purposes of this Section 5, “Accrued Employment Compensation” shall mean all amounts of compensation for services rendered to the Company or any of its Affiliates, including (i) any accrued and unpaid Base Salary, (ii) any accrued and unpaid bonus which was earned for the year immediately preceding the year in which the Employment Termination Date occurs, (iii) any accrued and unpaid vacation pay as of the Employment Termination Date, (iv) a “Pro Rata Bonus” that is equal to the Bonus Amount (defined below) multiplied by a fraction, (A) the numerator of which is the number of days the Executive served in the year in which the Employment Termination Date occurs through the Employment Termination Date, and (B) the denominator of which is three hundred and sixty-five (365), (v) all benefits accrued and unpaid under any benefit plans, programs or arrangements in which the Executive shall have been a participant as of such Employment Termination Date in accordance with the applicable terms and conditions of such plans, programs or arrangements, and (vi) any reimbursable expenses incurred by the Executive on behalf of the Company or any of its Affiliates during the period ending on the Employment Termination Date but not previously paid to the Executive.  For purposes of this Section 5(a), “Bonus Amount” shall mean, as of the Employment Termination Date, an amount equal to the annual incentive bonus that the Executive would have earned for the full fiscal year in which the Employment Termination Date occurs, based on the last monthly Annual Forecast produced by the Company preceding the Employment Termination Date.  The “Annual Forecast” is the Company’s forecast of the extent to which the performance goals for the fiscal year are expected be achieved by the last day of the fiscal year.

(b)           By the Company Without Cause; By the Executive for Good Reason.  If, at any time other than coincident with the occurrence of a Change in Control (as defined in Section 6) during the Initial Period or during a Change in Control Period (as defined in Section 6), the Employment Term is terminated by the Company other than for Cause or by the Executive for Good Reason, the Executive shall be entitled to the following compensation:

(i)            within ten (10) days of the Employment Termination Date (or, in the case of amounts described in clause (v) of the definition of Accrued Employment Compensation above, in accordance with the terms of the applicable plan, program or arrangement), the Company shall pay the Executive all Accrued Employment Compensation, except that for purposes of this Section 5(b)(i) and Section 5(b)(ii), “Bonus Amount” shall mean, as of the Employment Termination Date, the highest annual bonus paid or payable to the Executive in respect of any of the three full fiscal years of the Company immediately preceding the Employment Termination Date;

(ii)           within thirty (30) days following such Employment Termination Date, the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Employment Termination Date, a lump sum amount equal to the greater of

(A) two (2) times the sum of (x) the Executive’s Base Salary at the annual rate in effect on the Employment Termination Date and (y) the Executive’s Bonus Amount and (B) the amount of the Base Salary and Bonus Amount which would have been paid to the Executive during the Employment Term had it not been terminated, assuming that all of the Bonus Amount would have been paid to the Executive for each full fiscal year during the Employment Term;

(iii)          during the greater of (A) the twenty-four (24) month period following the Employment Termination Date and (B) the balance of the Employment Term had it not been terminated by the Company other than for Cause or by the Executive for Good Reason  (the “Continuation Period”), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the medical, dental, hospitalization, prescription drug, and life insurance coverages and benefits provided to the Executive immediately prior to the Employment Termination Date.  The coverages and benefits (including deductibles and costs) provided in this Section 5(b)(iii) during the Continuation Period shall be in accordance with Section 3(d).  The Company’s obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Section 5(b)(iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits, if any.  To the extent the benefit continuation involves the reimbursement of expenses pursuant to this Company’s supplemental medical plan, such reimbursement will occur in all events prior to the last day of the calendar year following the calendar year in which the Executive incurs the expense.  In no event will the amount of expenses reimbursed in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and

(iv)          (A) notwithstanding any contrary provisions contained in the applicable stock option agreements or option plan, all stock options held by the Executive which are outstanding on the Employment Termination Date shall become fully vested on the Employment Termination Date and shall, subject to Section 12 of the Amended and Restated Long-Term Stock Incentive Plan, remain outstanding for their entire term and (B) notwithstanding any contrary provision in the applicable restricted stock or other equity based award agreement or plan, all restrictions on all shares of restricted stock or other equity based awards shall lapse and all such shares held by the Executive on the Employment Termination Date shall become fully vested on the Employment Termination Date.

6.             Compensation Upon Termination on a Change in Control During the Initial Period or During the Change in Control Period.

(a)           Death or Disability; By the Company for Cause; By the Executive Other than for Good Reason or Pursuant to a Window Period Termination.  If, coincident with the occurrence of a Change in Control (as defined below) during the Initial Period or within the twenty-four (24) month-period following the occurrence of a Change in Control during the Initial Period (the “Change in Control Period”), the Executive’s employment with the Company is terminated (i) by reason of the Executive’s death or Disability, (ii) by the Company for Cause, or (iii) by the Executive other than (x) for Good Reason or (y) pursuant to a Window Period Termination (as defined below), the Company’s sole obligation hereunder shall be to pay the Executive or his estate, as the case may be, the Change in Control Accrued Compensation.  For purposes of this Section 6, “Change in Control Accrued Compensation” shall mean all amounts of compensation for services rendered to the Company or any of its Affiliates that have been earned or accrued through the Employment Termination Date but that have not been paid as of the Employment Termination Date, including (A) base salary, (B) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company or an Affiliate during the period ending on the Employment Termination Date, (C) unless such amount is paid under Section 6A(a), any accrued but unpaid bonus with respect to any fiscal year completed prior to the Employment Termination Date and (D) vacation pay; provided, however, that Change in Control Accrued Compensation shall not include any amounts described in clause (A) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.  Any reimbursement for reasonable and necessary business expenses incurred by the Executive that is included within the meaning of Change in Control Accrued Compensation will be made in accordance with the Company’s expense reimbursement policy and in all events no later than the last day of the calendar year following the calendar year in which the Executive incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(b)           Any Other Termination.  If, coincident with the occurrence of a Change in Control (as defined below) during the Initial Period or during the Change in Control Period, the Executive’s employment with the Company is terminated for any reason other than as specified in Section 6(a), or if the Executive terminates his employment with or without Good Reason during the one month period ending on the earlier of (i) the end of the second month of the calendar year following the calendar year in which the Change in Control occurs, or (ii) the last day of the seventh month following a Change in Control (a “Window Period Termination”), the Executive shall be entitled to the following compensation:

(i)            the Company shall pay the Executive the Change in Control Accrued Compensation;

(ii)           the Company shall pay the Executive as severance pay an amount equal to 2.99 times the sum of (A) the highest annual rate of Base Salary paid to the Executive during the 12-month period immediately prior to the Employment Termination Date and (B) the average of the annual cash bonuses paid to the Executive during the 3 calendar years prior to the year in which the Employment Termination Date occurs (prorated for any lesser period during which the Executive has been employed or for which bonuses have been determined, if applicable, and, in the case of each of (A) and (B), determined without reduction for any portion thereof that has been deferred by the Executive).

(iii)          for twelve (12) months following the Employment Termination Date (the “Change in Control Continuation Period”), the Company shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to a Change in Control (the “Benefits Continuation”), or, if greater, the coverages and benefits provided at any time thereafter.  The coverages and benefits (including deductibles and costs to the Executive) provided in this Section 6(b)(iii) during the Change in Control Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.  Notwithstanding the foregoing, or any other provision of this Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of the Executive’s dependents is entitled pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Change in Control Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date.  The Company’s obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits (including deductibles and costs to the Executive) of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Section 6(b)(iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including but not limited to, retiree medical and life insurance benefits.  To the extent the Benefit Continuation involves the reimbursement of expenses pursuant to the Company’s supplemental medical plan, such reimbursement will occur in all events prior to the last day of the calendar year following the calendar year in which the Executive incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)          (A) notwithstanding any contrary provisions contained in the applicable stock option agreements or option plan, all stock options held by the Executive which are outstanding on the Employment Termination Date shall become fully vested on the Employment Termination Date and shall, subject to Section 12 of the Amended and Restated Long-Term Stock Incentive Plan, remain outstanding for their entire term and (B) notwithstanding any contrary provision in the applicable restricted stock or other equity based award agreement or plan, all restrictions on all shares of restricted stock or other equity based awards shall lapse and all such shares held by the Executive on the Employment Termination Date shall become fully vested on the Employment Termination Date.

(c)           The cash amounts provided for in Sections 6(a) and 6(b) shall be paid in a single lump sum cash payment within ten (10) days after the Employment Termination Date (or earlier, if required by applicable law).

(d)           If the Executive’s employment is terminated by the Company or an Affiliate without Cause prior to the date of a Change in Control that occurs during the Initial Period, or any of the events or conditions that constitute Good Reason occur prior to a Change in Control that occurs during the Initial Period, but the Executive reasonably demonstrates that such termination or Good Reason occurrence, as the case may be, (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and who effectuates a Change in Control during the Initial Period or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs during the Initial Period, such termination or Good Reason occurrence, as the case may be, shall be deemed to have occurred immediately after a Change in Control that occurs during the Initial Period, it being agreed that any such action taken following shareholder approval of a transaction which, if consummated, would constitute a Change in Control, shall be deemed to be in anticipation of a Change in Control provided such transaction is actually consummated.  In the event that the Executive reasonably demonstrates that the termination of his employment meets one of the requirements set forth in clauses (i) and (ii) above and is thereby eligible to receive severance compensation pursuant to Section 6, any such cash compensation shall be paid within thirty (30) days after the occurrence of the Change in Control and all such non-cash compensation shall be provided in accordance with the terms of Section 6; provided, however, that such compensation shall only include amounts that exceed any amounts that the Company has already paid to the Executive under Section 5(b).  Executive shall not be required to return to the Company any amounts paid or discontinue any benefits provided under Section 5(b) as a result of a termination that occurs in accordance with this Section 6(d).

(e)           For purposes of this Agreement, a “Change in Control” means the occurrence of:

(i)            An acquisition (other than directly from the Company) of any common stock of the Company (“Common Stock”) or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent or more of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Common Stock or Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Subsidiary”), (B) the Company or its Subsidiaries or (C) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(ii)           The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (with respect to the election or removal of directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest; or

(iii)                               The consummation of:

(A)                              A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless such merger, consolidation, reorganization or other business combination is a “Non-Control Transaction.”  A “Non-Control Transaction” shall mean a merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued where:

(I)                                    the shareholders of the Company, immediately before such merger, consolidation, reorganization or other business combination own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least fifty percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization, or other business combination,

(II)                                the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, and

(III)                            no Person other than (a) the Company, (b) any Subsidiary, (c) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (d) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifty percent or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of fifty percent or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(B)                                A complete liquidation or dissolution of the Company; or

(C)                                The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (a) any such sale or disposition that results in at least fifty percent of the Company’s assets being owned by a Subsidiary or Subsidiaries or (b) a distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets);

provided, however, that no transaction or series of transactions by which the Executive, or any Person in which the Executive has Beneficial Ownership, directly or indirectly, of twenty-five percent of the outstanding ownership interests or voting power, acquires fifty percent or more of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding Voting Securities shall constitute a Change in Control for purposes of this Agreement (regardless of the form of transaction or series of transactions by which such acquisition occurs (including, without limitation, any acquisition described in clause (i) hereof or any merger or other transaction described in clause (iii) hereof)).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increase the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person to a level in excess of an applicable threshold set forth in this Section 6(e), then a Change in Control shall occur.

6A.                             Bonus Amount for Year of Change in Control.

(a)                                  If the Executive is employed by the Company until the last day of the fiscal year in which a Change in Control occurs, the Executive will be entitled to receive the greater of (i) the annual incentive bonus the Executive would have been entitled to receive under the terms of the annual incentive bonus plan of the Company in effect immediately prior to the Change in Control based on the actual achievement of the performance goals for such fiscal year, or (ii) an amount equal to the annual incentive bonus the Executive would have earned for the full fiscal year in which the Change in Control occurs under the terms of the annual incentive bonus plan of the Company in effect immediately prior to the Change in Control based on the last monthly Annual Forecast produced by the Company preceding the date of the Change in Control and multiplied by a fraction, (A) the numerator of which is the number of days in the fiscal year preceding the date of the Change in Control, and (B) the denominator of which is

365.  Any amount owed to Executive under this Section 6A(a) shall be paid by March 15 of the year following the year in which the Change in Control occurs.

(b)                                 If,  after a Change in Control and prior to the last day of the fiscal year in which the Change in Control occurs, the Executive’s employment with the Company or an Affiliate is terminated by the Executive for Good Reason or pursuant to a Window Period Termination, or due to the Executive’s death, or by the Company for any reason other than for Cause, the Executive will be entitled to receive the greater of (i) an amount equal to the annual incentive bonus the Executive would have earned for the full fiscal year in which the Change in Control occurs under the terms of the annual incentive bonus plan of the Company in effect immediately prior to the Change in Control based on the last monthly Annual Forecast produced by the Company preceding the Employment Termination Date and multiplied by a fraction, (A) the numerator of which is the number of days in the fiscal year preceding the Employment Termination Date, and (B) the denominator of which is 365, and (ii) an amount equal to the annual incentive bonus the Executive would have earned for the full fiscal year in which the Change in Control occurs under the terms of the annual incentive bonus plan of the Company in effect immediately prior to the Change in Control based on the last monthly Annual Forecast produced by the Company preceding the date of the Change in Control and multiplied by a fraction, (1) the numerator of which is the number of days in the fiscal year preceding the date of the Change in Control, and (2) the denominator of which is 365.  Any amount owed to Executive under this Section 6A(b) shall be paid within 10 days of the Employment Termination Date.

(c)                                  For purposes of this Section 6A, the “Annual Forecast” is the Company’s forecast of the extent to which the performance goals for the fiscal year are expected to be achieved by the last day of the fiscal year.

7.                                       Additional Considerations.

(a)                                  Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 5(b)(iii) and Section 6(b)(iii).

(b)                                 Other Severance Pay Arrangements.  The severance pay and benefits provided for in Section 5 and Section 6 of this Agreement shall be in lieu of any other severance pay to which the Executive may be entitled under any severance or employment agreement with the Company or any other plan, agreement or arrangement of the Company or any other Affiliate of the Company.  The Executive’s entitlement to any compensation or benefits other than as provided herein shall be determined in accordance with the employee benefit plans of the Company and any of its Affiliates and other applicable agreements, programs and practices as in effect from time to time.

(c)                                  For purposes of this Agreement, “Employment Termination Date” shall mean (i) in the case of mutual agreement between the parties to terminate this

Agreement, the date agreed upon by such persons, (ii) in the case of the expiration of the Employment Term as described in Section 4(b), the date of expiration, (iii) in the case of the Executive’s death, his date of death, (iv) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination (as defined below) is given (provided, however, that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days and, in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that any party receiving such Notice of Termination that in good faith believes that a dispute exists concerning the basis for the termination must notify the party having given such Notice of Termination within thirty (30) days of receipt of such Notice of Termination, and further provided, that, in the event of a termination as described in Section 6, notwithstanding the pendency of any such dispute, the Company or an Affiliate shall continue to pay the Executive his Base Salary and continue the Executive as a participant (at or above the level provided prior to the date of such dispute) in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, prescription drug, dental, life insurance and disability benefit plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved whether or not the dispute is resolved in favor of the Company, and the Executive shall not be obligated to repay to the Company or an Affiliate any amounts paid or benefits provided pursuant to this clause.  Notwithstanding the foregoing, in no event shall the Employment Termination Date occur until the Executive experiences a “separation from service” (within the meaning of Section 409A of the Code), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Employment Termination Date.

(d)                                 (i)                                     Notwithstanding anything in this Agreement to the contrary, in the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 7(d) and Annex A) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(ii)                                  The obligations set forth in Section 7(d)(i) will be subject to the procedural provisions described in Annex A.

8.                                       Notice of Termination.  Any intended termination by the Company of the Executive’s employment as Chairman and/or CEO shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination by the Executive of the Executive’s employment as Chairman and/or CEO shall be communicated by a Notice of Termination from the Executive to the Company.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment as Chairman and/or CEO, as applicable, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment or service under the provision so indicated.  Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other.  For purposes of this Agreement, no such purported termination of employment or service shall be effective without such Notice of Termination.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

9.                                       Covenants.

(a)                                  Non-Competition.  By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that the Executive will not, during the Employment Term, and thereafter during the Non-competition Term (as hereinafter defined), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, however, that in no event shall ownership of less than 5% of the outstanding equity securities of any issuer whose securities are registered under the Exchange Act, standing alone, be prohibited by this Section 9.  For purposes of this paragraph, the term “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that is engaged in the design and development of high-performance surveillance cameras, imaging systems or related motion control technologies or otherwise competes, directly or indirectly, with any business or activity conducted or proposed to be conducted by the Company or any of its subsidiaries or Affiliates as of the date of the Executive’s termination of employment; provided, however, that any company in which the Executive holds an equity stake as of the Employment Termination Date shall not be considered a Restricted Enterprise under this Agreement as long as, prior to the Executive’s investment in such company, the Executive informed the Board of his intent to invest in such company and the Board did not object to such investment.  Following termination of employment, upon request of the Company, the Executive shall notify the Company of the Executive’s then current employment status.  For purposes of this Agreement, the “Non-competition Term” shall mean the period beginning on the Employment Termination Date and ending on the first anniversary of such date.  Any material breach of the terms of this paragraph shall be considered Cause under Section 4(e).

(b)                                 Unauthorized Disclosure.  The Executive agrees and understands that during the Executive’s employment with the Company, the Executive has been and will be exposed to and receive information relating to the affairs of the Company considered by the Company to be confidential and in the nature of trade secrets (including but not limited to procedures, memoranda, notes, records and customer lists, whether such information has been or is made, developed or compiled by the Executive or otherwise has been or is made available to him) (any and all such information, the “Confidential Information”).  The Executive agrees that, during the Employment Term and thereafter, he shall keep such Confidential Information confidential and will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Executive shall have no such obligation to the extent such Confidential Information is or becomes publicly known other than as a result of the Executive’s breach of his obligations hereunder or is received by the Executive following the Employment Termination Date and (ii) the Executive may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such Confidential Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process.  The Executive agrees that all Confidential Information is and will remain the property of the Company.  The Executive further agrees that, during the Employment Term and thereafter, he shall hold in the strictest confidence all Confidential Information, and shall not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than the Company and its authorized employees, to use or otherwise gain access to any Confidential Information.  All memoranda, notes, records, customer lists and other documents made or compiled by the Executive or otherwise made available to him concerning the business of the Company or its subsidiaries or Affiliates shall be the Company’s property and shall be delivered to the Company upon the termination of the Executive’s employment with the Company or at any other time upon request by the Company, and the Executive shall retain no copies of those documents.  The Executive shall never at any time have or claim any right, title or interest in any material, invention or matter of any sort created, prepared or used in connection with the business of the Company or its subsidiaries or Affiliates.

(c)                                  Non-Solicitation.  Until the expiration of one (1) year following the Employment Termination Date, the Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company or its subsidiaries or Affiliates to terminate their employment, representation or other association with the Company or its subsidiaries or Affiliates.

(d)                                 The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company and/or its subsidiaries or Affiliates for which the Company and/or its subsidiaries or Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and/or its subsidiaries or Affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and/or its subsidiaries or Affiliates may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company and/or its subsidiaries or Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 9 are reasonable and necessary to protect the businesses of the Company and its subsidiaries or Affiliates because of the Executive’s access to confidential information and his material participation in the operation of such businesses.  Should a court or arbitrator determine, however, that any provisions of the covenants contained in this Section 9 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.  The existence of any claim or cause of action by the Executive against the Company and/or its subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 9.

10.                                 Fees and Expenses.  The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of or in connection with (a) the Executive’s contesting, defending or disputing the basis for the termination of the Executive’s employment, (b) the Executive’s hearing before the Board as contemplated in Section 4(e), or (c) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits.  All payments by the Company of the reasonable legal fees and related expenses of the Executive under this Section 10 shall be for fees and expenses incurred during the Executive’s lifetime and shall be made within ninety (90) days following the date the Executive submits evidence of the incurrence of such fees and expenses, and in all events prior to the last day of the calendar year following the calendar year in which the Executive incurs the fees and expenses.  In no event will the amount of fees or expenses reimbursed or paid in one year affect the amount of fees or expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

11.                                 Non-Exclusivity of Rights.  Except as provided in Section 5(b)(iii), Section 6(b)(iii) and Section 7(b), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its Affiliates.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

12.                                 Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against the Executive or others.

13.                                 Indemnification.  The Company agrees to indemnify the Executive for his activities as Chairman and CEO (as applicable) to the fullest extent permitted by law and any applicable indemnification agreement then in effect to which the Executive and the Company are parties, and to cover the Executive under any directors and officers liability insurance obtained by the Company.

14.                                 Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

15.                                 Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be delivered in person, by telecopier (with confirmation of receipt) or by United States mail, postage prepaid, certified or registered, addressed to the Company at its principal office to the attention of the President, or to the Executive at his residence address shown on the employment records of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

16.                                 Successors and Assigns.

(a)                                  This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession or assignment had taken place.  For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other entity with which the Company may be merged or consolidated or which acquires all or substantially all the assets and business of the Company, whether by operation of law or otherwise.  The term “Company” as used herein shall include such Successors and Assigns.

(b)                                 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or his legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

17.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including the Prior Agreement and the SPA.

18.                                 Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

19.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

20.                                 Number and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.  The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

21.                                 Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

22.                                 Section 409A of the Code.

(a)                                  Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Executive.  This Agreement shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A) on the Employment Termination Date, in the case of any payment made or benefit provided pursuant to this Agreement that is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A) and which is payable upon the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and which otherwise is payable within six months of such separation from service, the payment date for such payment or benefit shall be the date that is the first day of the seventh month after the date of the Executive’s “separation from service” (determined in accordance with Section 409A).

23.                                 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board, and the Executive has hereunto set his hand, on the day and year first above written.

AXSYS TECHNOLOGIES, INC.

By:	/s/ Eliot M. Fried
Name: Eliot M. Fried
Title: Chairman of the Compensation Committee of the Board of Directors

/s/ Stephen W. Bershad
Stephen W. Bershad

Annex A

Excise Tax Gross-Up Procedural Provisions

(1)                                Subject to the provisions of Paragraph 5, all determinations required to be made under Section 7(d) of the Agreement and this Annex A, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by CBIZ Mahoney Cohen or another nationally recognized accounting or law firm (the “National Firm”) selected by the Executive in the Executive’s sole discretion.  The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of termination of the Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or the Executive.  If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive after receipt of such determination and calculations with respect to any Payment to the Executive as provided in Paragraph 7.  If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, if requested by the Executive, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return with respect to such benefit or amount.  As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive after receipt of such determination and calculations as provided in Paragraph 7.

(2)                                The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1.  Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

(3)                                The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive.  The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five (5) business days pay to the Company the amount of such reduction.

(4)                                The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company.  If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses after receipt from the Executive of a statement therefor and reasonable evidence of the Executive’s payment thereof, as provided in Paragraph 7.

(5)                                The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive).  The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(a)                                  provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;

(b)                                 take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(c)                                  cooperate with the Company in good faith in order effectively to contest such claim; and

(d)                                 permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(6)                                If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to Section 3 and this Annex A.

(7)                                Notwithstanding any other provision of this Annex A to the contrary, but subject to Section 22 of the Agreement, all taxes and expenses described in Section 7(d) of the Agreement and this Annex A shall be paid or reimbursed within five (5) business days after the Executive submits evidence of incurrence of such taxes and/or expenses, provided that in all events such reimbursement shall be made on or before the last day of the year following (a) the year in which the applicable taxes are remitted or expenses are incurred or, (b) in the case of reimbursement of expenses incurred due to a tax audit or litigation in which there is no remittance of taxes, the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance with Treasury Regulation §1.409A-3(i)(1)(v).  The Executive shall be required to submit all requests for reimbursements no later than thirty (30) days prior to the last day for reimbursement described in the prior sentence.  Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.